Exhibit 10.1

March 31, 2019

Dale Fuller

By E-mail

Dear Dale:

On behalf of comScore, Inc. (the “Company”), I am pleased to provide you with this letter memorializing the terms of your employment as Interim Chief Executive Officer of the Company, effective as of March 31, 2019.

During the period in which you serve as the Interim Chief Executive Officer of the Company (the “Term”), as compensation for all services provided by you, you will receive the following:

•	Salary at the rate of $25,000 per complete week, less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time;

•	An additional, monthly cash payment of $2,000, less applicable taxes and other withholdings;

•

So long as the Term does not end due to (a) the termination of your employment for cause or (b) your resignation prior to the time the Board of Directors of the Company determines, in its sole discretion, that an Interim Chief Executive Officer is no longer needed, a one-time grant at the end of the Term under (and pursuant to the terms of) the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”) of a number of shares of common stock of the Company equal to (i) $25,000, multiplied by the number of complete weeks in the Term, divided by (ii) the volume-weighted average price for the 10 consecutive trading days immediately preceding the date of grant, subject to (A) deferred settlement in accordance with the terms of the applicable award agreement and (B) the terms and conditions determined by the Board of Directors of the Company (or a committee thereof); and

•

Eligibility to participate in those benefit plans and programs that the Company makes available to its similarly situated employees from time to time, subject to the terms and conditions of the applicable plans and programs as in effect from time to time.

During the Term, you will not be eligible to receive any additional compensation for your service as a member of the Board of Directors of the Company; provided, however, that the outstanding restricted stock units granted to you on July 2, 2018 shall remain outstanding and eligible to vest pursuant to the terms and conditions set forth in the Restricted Stock Units Award Notice evidencing such award.

Your employment is not for a specific term and is terminable at-will. This means that you are not entitled to remain an employee or officer of the Company or any of its subsidiaries for any particular period of time, and either you or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. Upon a termination of your employment, you will not be eligible for any severance pay or other severance benefits, regardless of the reason for such termination of your employment. During the Term, you will be expected to comply with all of the Company’s policies and procedures in effect from time to time.

Amounts paid or payable hereunder shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company from time to time, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable hereunder. Notwithstanding anything herein to the contrary, the Company reserves the right, without your consent, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to amounts paid or payable hereunder, with retroactive effect.

In signing below, you expressly represent that you are under no restriction with any current or former employer or other third party, including restrictions with respect to non-competition, non-solicitation, confidentiality, or any other restrictive covenant, that would prevent you from accepting employment with the Company or from performing any services on the Company’s behalf. In addition, you promise that you will not provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you use or disclose such information in the course of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

Your employment is subject to your entry into, and agreement to abide by the terms of, the enclosed At-Will Employment, Confidential Information and Arbitration Agreement.

We look forward to your contributions to the Company as Interim Chief Executive Officer and appreciate your willingness to assume this role. To acknowledge the terms of your employment memorialized in this letter, please sign below.

Sincerely,

COMSCORE, INC.

By:	/s/ Brent D. Rosenthal
Brent D. Rosenthal
Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Dale Fuller
Dale Fuller

Date: March 31, 2019